News Release

PartnerRe Files Presentation Detailing Unacceptable Risks Posed
by EXOR’s Inferior Offer

EXOR Consistently Refuses to Address Serious Risks and Flaws in its Illusory Offer for PartnerRe

Shareholders Should not be Misled By EXOR’s Rhetoric and False Claims

Board of Directors Urges Shareholders to Vote FOR Amalgamation Agreement with AXIS Capital

PEMBROKE, Bermuda – June 22, 2015 – PartnerRe Ltd. (NYSE:PRE) has made available additional information for its shareholders related to their role in voting for the previously announced amalgamation of PartnerRe and AXIS Capital. In a presentation available on PartnerRe’s website and on www.partnerre-valuecreation.com, PartnerRe has provided additional details concerning the significant walkaway, regulatory and timing risks posed by EXOR’s unsolicited and opportunistic offer for PartnerRe.

In addition to a wholly inadequate price, the EXOR offer presents an unacceptable level of risk to PartnerRe and its shareholders relative to both the AXIS Capital transaction and a standalone proposition. PartnerRe’s Board has reaffirmed its recommendation of the AXIS Capital transaction, and urges all shareholders to vote FOR the amalgamation agreement with AXIS Capital today.

It would be irresponsible for the PartnerRe Board to abandon a transaction with compelling value and certainty to PartnerRe shareholders in favor of a potential transaction with substantial optionality, thereby exposing PartnerRe shareholders to the loss of any transaction and $315 million out-of-pocket expenses. The material risks inherent in EXOR’s offer – which EXOR has refused to address – and other important considerations for shareholders outlined in the presentation include:

Walkaway Risk

•	Negative developments in the protracted period to closing could cause EXOR parties to walk away from its merger agreement.

•	The EXOR parties to its merger agreement are shell entities, allowing EXOR to walk away from its proposed transaction with minimal risk to EXOR.

•	EXOR’s ability and desire to close may be significantly impaired by financial pressures from substantial transaction leverage, its ability to raise cash, and its commitments to other investments (including Fiat Chrysler).

Regulatory Risk

•	EXOR and its controlling shareholders have no contractual obligations to cooperate in obtaining regulatory approvals.

•	EXOR and its controlling shareholders are unknown to key regulators, which may result in a protracted and complicated regulatory approval process.

•	Regulators and rating agencies likely will want to explore EXOR’s intentions for PartnerRe particularly given frequent reports on Fiat Chrysler’s search for structural solutions to its ongoing challenges – will EXOR move other assets into PartnerRe to expand its capital base and extract capital?

News Release

•	EXOR and its controlling shareholders have refused to give an absolute commitment to obtain regulatory approvals. If EXOR and its controlling shareholders fail to obtain regulatory approvals, PartnerRe will lose the upside of the AXIS Capital transaction as well as $315 million in AXIS Capital termination fees.

Timing Risk and Unwillingness to Constructively Engage

•	The EXOR offer will not close this year, while the AXIS Capital merger of equals is on track to close in the third quarter.

•	This protracted timeline and the walkaway risks in the EXOR offer expose the PartnerRe business to the risk of a failed transaction through the renewals period which could be highly damaging.

•	EXOR has demanded that it receive all PartnerRe earnings post 2014 in excess of 70 cents per common share per quarter.

•	EXOR has repeatedly rejected the PartnerRe Board’s willingness to engage and negotiate despite a clear path to doing so, and EXOR has consistently refused to address the serious flaws in its terms.

The presentation is available on PartnerRe’s website and on www.partnerre-valuecreation.com.

The amalgamation with AXIS Capital results in an even stronger company with higher, more diversified earnings, lower volatility and enhanced business profile. Importantly, the merger of equals with AXIS Capital has a clear path to closing with minimal risks to shareholders. In contrast, the EXOR proposal presents meaningful and unacceptable risks for PartnerRe and its shareholders, in addition to being inadequate on price and terms.

The PartnerRe Board of Directors continues to urge its shareholders of both common and preferred shares to promptly use the white proxy card to vote FOR the Amalgamation Agreement with AXIS Capital at the Shareholder Meeting on July 24, 2015. Shareholders with questions about how to vote their shares may call Innisfree M&A Incorporated at (877) 825-8971 (toll-free from the U.S. and Canada) or +1-412-232-3651 (from other locations.)

_____________________________________________

About PartnerRe

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multi-line and other lines in its Non-life operations, mortality, longevity and accident and health in its Life and Health operations, and alternative risk products. For the year ended December 31, 2014, total revenues were $6.5 billion. At March 31, 2015, total assets were $22.5 billion, total capital was $8.0 billion and total shareholders’ equity attributable to PartnerRe was $7.2 billion.

PartnerRe on the Internet: www.partnerre.com

News Release

PartnerRe Ltd. Contacts:

Investor Contact: Robin Sidders

robin.sidders@partnerre.com
(441) 294-5216

Media Contact: Celia Powell

celia.powell@partnerre.com

(441) 294-5210

Or

Sard Verbinnen & Co
Drew Brown/Robin Weinberg
(212) 687-8080

Important Information For Investors And Shareholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between PartnerRe Ltd. (“PartnerRe”) and AXIS Capital Holdings Limited (“AXIS”). In connection with this proposed business combination, PartnerRe and AXIS have filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), and a definitive joint proxy statement/prospectus of PartnerRe and AXIS and other documents related to the proposed transaction. This communication is not a substitute for any such documents. The registration statement was declared effective by the SEC on June 1, 2015 and the definitive proxy statement/prospectus has been mailed to shareholders of PartnerRe and AXIS. INVESTORS AND SECURITY HOLDERS OF PARTNERRE AND AXIS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement has been mailed to shareholders of PartnerRe and AXIS. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC by PartnerRe and/or AXIS through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by PartnerRe are available free of charge on PartnerRe’s internet website at http://www.partnerre.com or by contacting PartnerRe’s Investor Relations Director by email at robin.sidders@partnerre.com or by phone at 1-441-294-5216. Copies of the documents filed with the SEC by AXIS are available free of charge on AXIS’ internet website at http://www.axiscapital.com or by contacting AXIS’ Investor Relations Contact by email at linda.ventresca@axiscapital.com or by phone at 1-441-405-2727.

Participants in Solicitation

PartnerRe, AXIS, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of PartnerRe is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 26, 2015, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 1,

News Release

2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which was filed with the SEC on May 4, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on January 29, 2015, May 16, 2014 and March 27, 2014. Information about the directors and executive officers of AXIS is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 23, 2015, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 28, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which was filed with the SEC on May 4, 2015 and its Current Reports on Form 8-K, which were filed with the SEC on March 11, 2015, January 29, 2015, August 7, 2014, June 26, 2014, March 27, 2014 and February 26, 2014.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

Forward Looking Statements

Certain statements in this communication regarding the proposed transaction between PartnerRe and AXIS are “forward-looking” statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “illustrative,” “intend,” “estimate,” “probable,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “potential,” “may,” “might,” “anticipate,” “likely” “plan,” “positioned,” “strategy,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. These forward-looking statements, which are subject to risks, uncertainties and assumptions about PartnerRe and AXIS, may include projections of their respective future financial performance, their respective anticipated growth strategies and anticipated trends in their respective businesses. These statements are only predictions based on current expectations and projections about future events. There are important factors that could cause actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including the risk factors set forth in PartnerRe’s and AXIS’ most recent reports on Form 10-K, Form 10-Q and other documents on file with the SEC and the factors given below:

•       the failure to obtain the approval of shareholders of PartnerRe or AXIS in connection with the proposed transaction;

•       the failure to consummate or delay in consummating the proposed transaction for other reasons;

•       the timing to consummate the proposed transaction;

•       the risk that a condition to closing of the proposed transaction may not be satisfied;

•       the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained, or is obtained subject to conditions that are not anticipated;

•       AXIS’ or PartnerRe’s ability to achieve the synergies and value creation contemplated by the proposed transaction;

•       the ability of either PartnerRe or AXIS to effectively integrate their businesses; and

•       the diversion of management time on transaction-related issues.

News Release

PartnerRe’s forward-looking statements are based on assumptions that PartnerRe believes to be reasonable but that may not prove to be accurate. AXIS’ forward-looking statements are based on assumptions that AXIS believes to be reasonable but that may not prove to be accurate. Neither PartnerRe nor AXIS can guarantee future results, level of activity, performance or achievements. Moreover, neither PartnerRe nor AXIS assumes responsibility for the accuracy and completeness of any of these forward-looking statements. PartnerRe and AXIS assume no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.